Exhibit 99.5

Mid-America Apartments, L.P.

Unaudited Pro Forma Consolidated Financial Statements

Introduction

On October 1, 2013, Martha Merger Sub, LP, or OP Merger Sub, a wholly owned indirect subsidiary of Mid-America Apartments, L.P., or MAA LP, merged with and into Colonial Realty Limited Partnership, or Colonial LP, with Colonial LP being the surviving entity of the merger and becoming a wholly owned indirect subsidiary of MAA LP, which is referred to as the partnership merger. The partnership merger was part of the transactions contemplated by the agreement and plan of merger entered into on June 3, 2013 between Mid-America Apartment Communities, Inc., or MAA, the general partner of MAA LP, MAA LP, OP Merger Sub, Colonial Properties Trust, or Colonial, the general partner of Colonial LP, and Colonial LP pursuant to which MAA and Colonial combined through a merger of Colonial with and into MAA, with MAA surviving the merger, which is referred to as the parent merger.

In the partnership merger, each limited partner interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the limited partnership agreement of Colonial LP, which we refer to in this filing as Colonial LP units, issued and outstanding immediately prior to the effectiveness of the partnership merger (other than general partner interests owned by Colonial) was converted automatically into common units in MAA LP, which we refer to in this filing as MAA LP units, in an amount equal to 1 multiplied by the 0.36 exchange ratio, and each holder of MAA LP units issued in the partnership merger was admitted as a limited partner of MAA LP in accordance with the terms of the amended and restated MAA LP limited partnership agreement. The transactions contemplated by the merger agreement, including the partnership merger and the parent merger, closed on October 1, 2013. Prior to the effective time of the partnership merger, MAA contributed all of its assets and liabilities, with the exception of its ownership interest in MAA LP and certain bank accounts, to MAA LP, and as a result, MAA LP is structured as a traditional umbrella partnership REIT, or UPREIT. The unaudited pro forma consolidated financial statements have not been adjusted for this contribution as it was not directly attributable to the partnership merger. Following the partnership merger, MAA LP continues to be a majority-owned subsidiary of Mid-America Apartment Communities, Inc.

The following unaudited pro forma consolidated financial statements are based on MAA LP’s historical consolidated financial statements and Colonial LP’s historical consolidated financial statements, filed as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K, and have been adjusted in the statements below to give effect to the partnership merger. The unaudited pro forma combined statements of operations for the six months ended June 30, 2013 and the twelve months ended December 31, 2012 give effect to the partnership merger as if it had occurred on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2013 gives effect to the partnership merger as if it had occurred on June 30, 2013. The historical consolidated financial statements of Colonial LP have been adjusted to reflect certain reclassifications in order to conform to MAA LP’s financial statement presentation.

The unaudited pro forma consolidated financial statements were prepared using the acquisition method of accounting with MAA LP considered the acquirer of Colonial LP. Under the acquisition method of accounting, the purchase price is allocated to the underlying Colonial LP tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with the excess purchase price, if any, allocated to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The assignment of fair values to Colonial LP’s assets acquired and liabilities assumed has not been finalized, is subject to change, and could vary materially. Moreover, MAA LP has not yet identified all adjustments necessary to conform Colonial LP’s accounting policies to MAA LP’s accounting policies. A final determination of the fair value of Colonial LP’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Colonial LP that existed as of the closing date of the partnership merger and, therefore, cannot be made at this time. In addition, the value of the consideration paid by MAA LP upon the consummation of the partnership merger was determined based on the opening price of MAA’s common stock on the closing date of the partnership merger of $62.56, which we also estimate to be the fair value of the MAA LP units issued in the partnership merger. Because Colonial LP holds substantially all of the assets, liabilities, and activities of Colonial, the value of the MAA LP and Colonial LP merger was determined based on the opening price of MAA’s common stock on October 1, 2013 of $62.56. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial statements presented below. MAA LP estimated the fair value of Colonial LP’s assets and liabilities based on discussions with Colonial LP’s management, preliminary valuation studies, due diligence and information presented in Colonial LP’s public filings. Until the partnership merger was completed, both companies were limited in their ability to share certain information. Final valuations are in the process of being performed and are not yet available. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the partnership merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of MAA LP following the partnership merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of MAA LP following the partnership merger under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the partnership merger and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the partnership merger. The projected operating synergies are expected to include approximately $25 million in combined annual cost savings. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the partnership merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and had not been incurred at the closing date of the partnership merger. However, such costs could affect MAA LP following the partnership merger in the period the costs are incurred or recorded. Further, the unaudited pro forma consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of MAA LP following the partnership merger.

The unaudited pro forma consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•	the historical audited consolidated financial statements of MAA LP as of and for the year ended December 31, 2012 included in MAA’s Form 8-K dated March 22, 2013, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in MAA’s Form 8-K dated August 2, 2013;

•	the historical audited consolidated financial statements of Colonial LP as of and for the year ended December 31, 2012, included in Colonial LP’s Current Report on Form 8-K dated August 21, 2013, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in Colonial LP’s Form 10-Q, which are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K; and

•	other information relating to MAA LP and Colonial LP contained in this filing.

Mid-America Apartments, L.P.

Pro Forma Condensed Consolidated Balance Sheet

June 30, 2013

(Unaudited)

(Dollars in thousands)

	MAA LP Historical (A)	CRLP Historical (A)	Pro Forma Adjustments		MAA LP Pro Forma
Assets:
Real estate assets:
Land	$370,589	$412,387	$81,964	(B)	$864,940
Buildings and improvements	2,942,211	2,653,469	160,594	(B)	5,756,274
Furniture, fixtures and equipment	87,429	187,345	(11,939)	(B)	262,835
Development and capital improvements in progress	47,020	91,235	(12,065)	(B)	126,190

	3,447,249	3,344,436	218,554		7,010,239
Less accumulated depreciation	(927,829)	(762,463)	762,463	(C)	(927,829)

	2,519,420	2,581,973	981,017		6,082,410
Land held for future development	5,450	198,410	(99,253)	(B)	104,607
Commercial properties, net	7,873	108,992	(31,210)	(B)	85,655
Investments in real estate joint ventures	3,178	4,379	885	(D)	8,442

Real estate assets, net	2,535,921	2,893,754	851,439		6,281,114
Cash and cash equivalents	8,743	20,944			29,687
Restricted cash	12,989	10,212			23,201
Deferred financing costs, net	12,041	11,587	(11,587)	(E)	12,041
Accounts Receivable	13,392	24,760			38,152
Notes Receivable	—	41,962			41,962
Other assets	27,647	38,561	94,206	(F)	160,414
Goodwill	4,106	—			4,106
Real estate assets held for sale, net	5,881	41,279	8,075	(G)	55,235

Total assets	$2,620,720	$3,083,059	$942,133		$6,645,912

Liabilities and Capital:
Liabilities:
Secured notes payable	$1,086,442	$690,284	$76,023	(H)	$1,852,749
Unsecured notes payable	585,000	957,042	20,379	(H)	1,562,421
Accounts payable	9,436	32,454			41,890
Fair market value of interest rate swaps	11,907	14,301			26,208
Accrued Expenses	40,218	56,331	25,608	(I)	122,157
Other liabilities	49,244	14,084			63,328
Security deposits	6,453	2,453			8,906
Due to General Partner	46,265	—			46,265
Liabilities associated with assets held for sale	148				148

Total liabilities	1,835,113	1,766,949	122,010		3,724,072
Redeemable Units	5,521	179,576	(179,576)		5,521
Capital
General Partner	739,745	1,150,445	858,763	(J)	2,748,953
Limited Partners	31,705	182	126,843	(J)	158,730
Accumulated other comprehensive losses	(6,500)	(14,093)	14,093	(J)	(6,500)

Total partners’ capital	764,950	1,136,534	999,699		2,901,183
Noncontrolling interest	15,136	—	—	(K)	15,136

Total capital	780,086	1,136,534	999,699		2,916,319

Total liabilities and capital	$2,620,720	$3,083,059	$942,133		$6,645,912

Mid-America Apartments, L.P.

Pro Forma Condensed Consolidated Statement of Operations

Six months ended June 30, 2013

(Unaudited)

(Dollars in thousands, except per unit data)

	MAA LP Historical	CRLP Historical (A)	Pro Forma Adjustments		MAA LP Pro Forma
Operating revenues:
Rental revenues	$219,373	$163,407	$(216)	(L)	$382,564
Other property revenues	19,139	36,451			55,590

Total property revenues	238,512	199,858	(216)		438,154
Management fee income	319	304			623

Total operating revenues	238,831	200,162	(216)		438,777
Property operating expenses
Personnel	25,987	19,154			45,141
Building repairs and maintenance	6,414	8,906			15,320
Real estate taxes and insurance	29,189	24,938			54,127
Utilities	12,290	16,142			28,432
Landscaping	5,214	4,038			9,252
Other operating	15,988	5,695			21,683
Depreciation and amortization	59,506	62,653	5,947	(M)	128,106

Total property operating expenses	154,588	141,526	5,947		302,061
Acquisition expense	499	8			507
Property management expenses	9,060	9,311			18,371
General and administrative expenses	5,300	9,306		(N)	14,606
Merger related expenses	5,737	1,705			7,442

Income from continuing operations before non-operating items	63,647	38,306	(6,163)		95,790
Interest and other non-property income	13	930			943
Interest expense	(28,190)	(43,194)	8,091	(O)	(63,293)
Loss on debt extinguishment/modification	(62)	—			(62)
Amortization of deferred financing costs	(1,528)	(2,759)	2,759	(P)	(1,528)
Impairment, legal contingencies, and other losses	—	(1,002)			(1,002)
Net casualty gain after insurance and other settlement proceeds	454	25			479

Income (loss) from continuing operations before gain from real estate joint ventures	34,334	(7,694)	4,687		31,327
Gain from real estate joint ventures	102	2,998	45	(Q)	3,145

Income (loss) from continuing operations	34,436	(4,696)	4,732		34,472
Net income from continuing operations attributable to noncontrolling interests	162	545			707

Net income (loss) from continuing operations available for common unitholders	$34,274	$(5,241)	$4,732		$33,765

Weighted average common units outstanding - basic	41,679	95,110		(R)	75,919
Weighted average common units outstanding - diluted	41,679	95,110		(R)	76,325
Net income (loss) from continuing operations per unit attributable to common unitholders - basic	$0.82	$(0.06)		(R)	$0.44
Net income (loss) from continuing operations per unit attributable to common unitholders - diluted	$0.82	$(0.06)		(R)	$0.44

Mid-America Apartments, L.P.

Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2012

(Unaudited)

(Dollars in thousands, except per unit data)

	MAA LP Historical	CRLP Historical (A)	Pro Forma Adjustments		MAA LP Pro Forma
Operating revenues:
Rental revenues	$409,263	$304,364	$(433)	(S)	$713,194
Other property revenues	36,387	58,771			95,158

Total property revenues	445,650	363,135	(433)		808,352
Management fee income	899	5,712			6,611

Total operating revenues	446,549	368,847	(433)		814,963
Property operating expenses
Personnel	50,999	35,796			86,795
Building repairs and maintenance	14,242	18,228			32,470
Real estate taxes and insurance	52,075	41,742			93,817
Utilities	24,407	31,878			56,285
Landscaping	9,941	7,436			17,377
Other operating	31,394	17,461			48,855
Depreciation and amortization	114,139	117,004	88,805	(T)	319,948

Total property operating expenses	297,197	269,545	88,805		655,547
Acquisition expense	2,236	1,285			3,521
Property management expenses	19,761	12,858			32,619
General and administrative expenses	11,479	22,615		(U)	34,094

Income from continuing operations before non-operating items	115,876	62,544	(89,238)		89,182
Interest and other non-property income	318	2,468			2,786
Interest expense	(52,249)	(92,085)	15,395	(V)	(128,939)
Loss on debt extinguishment/modification	(654)	—			(654)
Amortization of deferred financing costs	(3,097)	(5,697)	5,697	(W)	(3,097)
Impairment, legal contingencies, and other losses	—	(22,762)			(22,762)
Net casualty loss after insurance and other settlement proceeds	(13)	—			(13)
Gain (loss) on sale of non-depreciable assets	45	(4,305)			(4,260)

Income (loss) from continuing operations before (loss) gain from real estate joint ventures	60,226	(59,837)	(68,146)		(67,757)
(Loss) gain from real estate joint ventures	(223)	27,717	90	(X)	27,584

Income (loss) from continuing operations	60,003	(32,120)	(68,056)		(40,173)
Net income from continuing operations attributable to noncontrolling interests	2,068	43			2,111

Net income (loss) from continuing operations available for common unitholders	$57,935	$(32,163)	$(68,056)		$(42,284)

Weighted average common units outstanding - basic	40,412	94,410		(Y)	74,361
Weighted average common units outstanding - diluted	40,412	94,410		(Y)	74,361
Net income (loss) from continuing operations per unit attributable to common unitholders - basic	$1.43	$(0.34)		(Y)	$(0.57)
Net income (loss) from continuing operations per unit attributable to common unitholders - diluted	$1.43	$(0.34)		(Y)	$(0.57)

Notes to unaudited pro forma consolidated financial statements

Note 1:

Overview

For purposes of the unaudited pro forma consolidated financial statements (the “pro forma financial statements”), we have assumed a total purchase price for the parent merger and the partnership merger of approximately $2.2 billion, which consists of shares of MAA common stock issued in exchange for Colonial common shares and MAA LP units issued in exchange for Colonial LP units. Under the terms of the merger agreement, the transaction is valued at $22.52 per Colonial share/Colonial LP unit, based on the opening price of MAA’s common stock on October 1, 2013, the closing date of the partnership merger. Each issued and outstanding share of Colonial common stock received 0.36 of a share of MAA common stock totaling a maximum aggregate number of shares of MAA common stock of approximately 32.0 million shares. In addition to the shares of MAA common stock, the transaction also resulted in approximately 2.6 million additional MAA LP units from the conversion of Colonial LP units into new MAA LP units using the 0.36 exchange ratio noted above.

The pro forma financial statements have been prepared assuming the partnership merger is accounted for using the acquisition method of accounting under U.S. GAAP (which we refer to as “acquisition accounting”) with MAA LP as the acquiring entity. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Colonial LP based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Colonial LP’s financial statement presentation to that of MAA LP, as described in Note 2. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Colonial LP to those of MAA LP due to limitations on the availability of information as of the date of this filing.

The pro forma adjustments represent MAA management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined, including the contribution of certain properties by MAA to MAA LP prior to the partnership merger, or transaction or other costs that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, closing the partnership merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 combine the historical consolidated statements of operations of MAA LP and Colonial LP, giving effect to the partnership merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of MAA LP and the historical consolidated balance sheet of Colonial LP as of June 30, 2013, giving effect to the partnership merger as if it had been consummated on June 30, 2013.

The partnership merger was completed on October 1, 2013.

Purchase Price

The total purchase price of approximately $2.2 billion was determined based on the number of Colonial common shares and Colonial LP units outstanding, as of October 1, 2013. For purposes of the pro forma financial statements, such common shares and Colonial LP units were assumed to have remained outstanding as of the closing date of the partnership merger. In all cases in which MAA’s stock price is a determining factor in arriving at final consideration for the partnership merger, the stock price used to determine the purchase price was the opening price of MAA’s common stock on October 1, 2013 ($62.56 per share), the closing date of the partnership merger. Because Colonial LP holds substantially all of the assets, liabilities, and activities of Colonial, the value of $2.2 billion assigned to Colonial, as discussed above, has also been assigned to Colonial LP for the merger of MAA LP and Colonial LP.

The purchase price described above has been allocated to Colonial LP’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the partnership merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Colonial LP’s tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Colonial LP’s accounting policies to those of MAA LP, could differ materially from the pro forma adjustments presented herein.

The purchase price was allocated as follows, based on Colonial LP’s historical unaudited consolidated Balance Sheet as of June 30, 2013 (in thousands):

Asset/Liability	Book Value	Fair Value Adjustment	Total Value
Real estate assets, net	$2,893,754	$851,439	$3,745,193
Lease intangible assets	378	99,718	100,096
Cash and cash equivalents	20,944	—	20,944
Deferred costs and other assets	167,983	(9,024)	158,959
Notes payable	(1,647,326)	(96,402)	(1,743,728)
Fair market value of interest rate swaps	(14,301)	—	(14,301)
Accounts payable, accrued expenses, and other liabilities	(105,322)	—	(105,322)

Total Preliminary Purchase Price			$2,161,841

Note 2:

(A)	The Colonial LP historical amounts include the reclassifications of certain balances in order to conform to the MAA LP presentation as noted below:

Balance Sheet

•	The components of fixed assets were combined in Land, buildings, and equipment. These balances have been reclassified into the separate components titled Land, Buildings and improvements, Furniture, fixtures and equipment, Land held for future development, and Commercial properties, net.

•	The carrying value of hedging instruments was classified as a component of Other liabilities. This balance has been reclassified into Fair market value of interest rate swaps.

Statement of Operations

•	The components of property operating expense were combined into the line item titled Property operating expense. These balances have been reclassified into separate components titled Personnel, Building repairs and maintenance, Utilities, Landscaping, and Other operating.

•	The expenses that make up the balance on the line titled Impairment, legal contingencies, and other losses were included as a component of Operating income. These expenses have been reclassified to Non-operating income.

•	Colonial LP’s historical Statement of Operations for the year ended December 31, 2012 was retrospectively adjusted to reclassify the results of operations for certain disposed properties from continuing operations to discontinued operations. The recasted Statement of Operations was filed by Colonial LP on Form 8-K on August 21, 2013.

Certain MAA LP historical balances were also reclassified in order to present in the form that the combined corporation will present as noted below:

Balance Sheet

•	A component of Other assets has been reclassified into a separate component, reclassifying $13.4 million to Accounts receivable.

Balance Sheet Adjustments

(B)	The real estate assets of Colonial LP have been adjusted to their estimated fair values as of June 30, 2013. A third party service provider was used to estimate the fair value generally by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminary estimated purchase price allocation was performed using the opening stock price of MAA on October 1, 2013.

(C)	Colonial LP’s historical accumulated depreciation is eliminated since the assets were presented at estimated fair value.

(D)	Colonial LP’s investments in real estate joint ventures have been adjusted to their estimated fair value as of June 30, 2013, using valuation techniques similar to those used to estimate the fair value of wholly-owned assets as discussed in (B) above. Also, a fair value of debt adjustment for debt held by the joint ventures is included. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(E)	Colonial LP’s historical deferred financing costs, $11.6 million net, are eliminated.

(F)	Other assets adjustment includes $97.5 million for acquisition of acquired in place leases, primarily related to commercial properties, $2.2 million for leases that have above market rents, and $5.5 million for the elimination of Colonial LP straight line rent receivable. The estimated fair value of in place leases was calculated based upon the best estimate of the costs to obtain tenants, primarily leasing commissions, in each applicable market. An asset or liability is recognized for acquired leases with favorable or unfavorable rents based on MAA LP’s best estimates of current rents in each market.

(G)	Colonial LP’s assets held for sale are adjusted to reflect the assets at their estimated fair values less costs to sell.

(H)	The debt balances of Colonial LP have been adjusted to reflect the estimated fair values at June 30, 2013. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(I)	Adjustment represents estimated transaction costs paid by MAA LP and Colonial LP prior to or concurrent with the closing of the partnership merger of approximately $25.6 million, consisting primarily of fees for investment bankers, legal, accounting, tax, and certain filings to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to MAA LP and Colonial LP. The adjustment does not include costs related to equity or debt financing and severance plans.

(J)	Adjustment represents the elimination of all historical Colonial LP capital balances and the issuance of MAA LP units in the partnership merger using a value of $62.56 per MAA share as of October 1, 2013.

(K)	The adjustment to noncontrolling interest represents the allocation of capital to the noncontrolling interest holders based on the estimated fair value assumptions above.

Statement of Operations Adjustments – June 30, 2013

(L)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in an additional decrease of $0.2 million due to the above market asset.

(M)	Depreciation and amortization is adjusted to remove $62.7 million of historical depreciation and amortization expense and to recognize $65.7 million of depreciation due to the fair value adjustment of the real estate assets and $2.9 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(N)	MAA LP and Colonial LP expect the partnership merger to create general and administrative cost efficiencies but there can be no assurance that such efficiencies will be achieved. Since these cost efficiencies are not factually supportable, the unaudited pro forma consolidated financial statements do not include any estimate of projected cost savings.

(O)	Interest expense is reduced by $8.1 million as the result of the amortization of the fair market value of debt adjustment. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(P)	Amortization of deferred financing cost is adjusted to remove $2.8 million of historical amortization.

(Q)	Gain from real estate joint ventures is increased by $45 thousand as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(R)	The calculation of basic and diluted income from continuing operations per common unit was as follows:

	Six Months Ended June 30, 2013
Dollars in thousands, except per unit data	MAA LP Historical	Colonial LP Historical	MAA LP Pro Forma
Adjusted income (loss) from continuing operations attributable to common units, basic	$34,436	$(5,478)	$33,765
Adjusted income (loss) from continuing operations attributable to common units, diluted	$34,274	$(5,478)*	$33,944
Weighted average common units outstanding, basic	41,679	95,110	75,919
Weighted average common units outstanding, diluted	41,679	95,110 *	76,325	**
Net income (loss) from continuing operations per common unit, basic	$0.82	$(0.06)	$0.44
Net income (loss) from continuing operations per common unit, diluted	$0.82	$(0.06)	$0.44

Note: The pro forma weighted average common units assumes that the weighted average Colonial LP units were converted to MAA LP units using an exchange ratio of 0.36 of a MAA LP unit for every Colonial LP unit.

*	Colonial LP did not report any dilutive securities in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since MAA LP has income from continuing operations on a pro forma basis, dilutive securities from MAA LP and Colonial LP, converted to new MAA LP units using the 0.36 exchange ratio, will be included.

Statement of Operations Adjustments – December 31, 2012

(S)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in an additional decrease of $0.4 million due to the above market asset.

(T)	Depreciation and amortization is adjusted to remove $117.0 million of historical depreciation and amortization expense and to recognize $131.3 million of depreciation due to the fair value adjustment of the real estate assets and $74.5 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(U)	MAA LP and Colonial LP expect the partnership merger to create general and administrative cost efficiencies but there can be no assurance that such efficiencies will be achieved. Since these cost efficiencies are not factually supportable, the unaudited pro forma consolidated financial statements do not include any estimate of projected cost savings.

(V)	Interest expense is reduced by $15.4 million as the result of the amortization of the fair market value of debt adjustment. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(W)	Amortization of deferred financing cost is adjusted to remove $5.7 million of historical amortization.

(X)	Gain from real estate joint ventures is increased by $0.1 million as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(Y)	The calculation of basic and diluted income from continuing operations per common unit was as follows:

	Year Ended December 31, 2012
Dollars in thousands, except per unit data	MAA LP Historical	Colonial LP Historical		MAA LP Pro Forma
Adjusted income (loss) from continuing operations attributable to common units, diluted	$57,935	$(32,692	)*	$(42,284)
Weighted average common units outstanding, basic and diluted	40,412	94,410	*	74,361 **
Net income (loss) from continuing operations per common unit, basic and diluted	$1.43	$(0.34)		$(0.57)

Note: The pro forma weighted average common units assumes that the weighted average Colonial LP units were converted to MAA LP units using an exchange ratio of 0.36 of a MAA LP unit for every Colonial LP unit.

*	Colonial LP did not report any dilutive securities in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since MAA LP does not have income from continuing operations on a pro forma basis, dilutive securities from MAA LP or Colonial LP will not be included.